Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT dated September 11, 2020 (this “Agreement”), is entered into by and between G&I IX MARINA VILLAGE RESEARCH PARK LP, a Delaware limited partnership (“Landlord”), and LINEAGE CELL THERAPEUTICS, INC., a California corporation, formerly known as Biotime, Inc., a California corporation (“Tenant”), with reference to the following facts and understandings:

RECITALS

WHEREAS, BSREP Marina Village Owner TRS LLC, a Delaware limited liability company (“Original 1010 Atlantic Landlord”), and Tenant entered into that certain Lease dated December 10, 2015, as amended (the “1010 Atlantic Lease”), for the lease of certain premises (the “1010 Atlantic Premises”), consisting of approximately 22,303 rentable square feet commonly known as Suite 102 located on the first (1st) floor of that certain office building located at 1010 Atlantic Avenue, Alameda, California. Landlord is the successor-in-interest to Original 1010 Atlantic Landlord under the 1010 Atlantic Lease.

WHEREAS, Tenant and Industrial Microbes, Inc., a Delaware corporation (“Industrial Microbes”), entered into that certain Standard Sublease dated April 7, 2020 (the “Industrial Microbes Sublease”), for the sublease of a portion of the 1010 Atlantic Premises.

WHEREAS, BSREP Marina Village Owner LLC, a Delaware limited liability company (“1020 Atlantic Original Landlord”), and Tenant entered into that certain Amended and Restated Lease dated December 10, 2015, as amended (the “1020 Atlantic Lease”), for the lease of certain premises (the “1020 Atlantic Premises”), consisting of approximately 8,492 rentable square feet commonly known as Suite 100 located on the first (1st) floor of that certain office building located at 1020 Atlantic Avenue, Alameda, California. Landlord is the successor-in-interest to Original 1020 Atlantic Landlord under the 1020 Atlantic Lease. The 1010 Atlantic Lease and the 1020 Atlantic Lease are collectively referred to herein as the “Leases”.

WHEREAS, concurrently herewith, Landlord is entering into a new lease (the “New 1010 Atlantic Lease”) with Bay Area Disruptor And Startup Support Labs, a California corporation (“Bay Area Disruptor”) for the lease of the 1010 Atlantic Premises.

WHEREAS, concurrently herewith, Tenant and Industrial Microbes are each entering into a new sublease or license agreement (each, a “Bay Area Disruptor Sublease” and collectively the “Bay Area Disruptor Subleases”) with Bay Area Disrupter for the sublease or use of a portion of the 1010 Atlantic Premises (collectively, the “Subleased Premises”).

WHEREAS, as soon as practicable after execution of this Agreement, Landlord shall enter into a new lease (the “New 1020 Atlantic Lease”) with a new tenant (“New 1020 Atlantic Tenant”) for the lease of the 1020 Atlantic Premises.

WHEREAS, the parties desire to terminate both the 1010 Atlantic Lease and the 1020 Atlantic Lease prior to the scheduled expiration date of the Leases, all upon and subject to the terms and conditions hereinafter provided.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Termination Consideration. As consideration for Landlord’s agreement to terminate the Leases as hereinafter provided, Tenant hereby agrees to pay Landlord consideration in the amount of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) (the “Termination Consideration”). The Termination Consideration shall be paid by Tenant’s wire transfer to Landlord or Tenant’s delivery of a check to Landlord as follows: (a) Tenant shall pay to Landlord $42,092.60 (the “Partial Termination Consideration Payment”) concurrently with Tenant’s execution and delivery of this Agreement, and (b) Tenant shall pay to Landlord $87,907.40 (the “Balance of the Termination Consideration”) on or before September 30, 2020. Tenant acknowledges and agrees that (i) the Termination Consideration is fully-earned by Landlord as consideration for, and as a condition to, Landlord’s agreement to terminate the Leases pursuant to this Agreement, and (ii) Landlord would not have entered into this Agreement and agreed to terminate the Leases but for Tenant’s agreement to pay Landlord the Termination Consideration. In addition to the Termination Consideration, Tenant also hereby agrees to pay Landlord a total of $91,401.40 in Deferred Rent (as such term is defined in the Leases) concurrently with Tenant’s execution and delivery of this Agreement.

3. Termination Dates.

(a) The 1020 Atlantic Lease, and all subleases or other tenancies thereunder shall terminate on August 31, 2020 (the “1020 Atlantic Termination Date”), subject to (i) the receipt by Landlord of the Partial Termination Consideration and the Deferred Rent in accordance with the provisions of Section 2 above, and (ii) the vacating and surrendering of the 1020 Atlantic Premises to Landlord by Tenant and any subtenants or other occupants of the 1020 Atlantic Premises with Tenant’s furniture, fixtures, equipment and other personal property removed from the 1020 Atlantic Premises. Following the 1020 Atlantic Termination Date and notwithstanding any breach or default of this Agreement by any party hereto, Tenant shall have no right to occupy the 1020 Atlantic Premises. Provided that Tenant removes all of Tenant’s furniture fixtures, equipment and other personal property from the 1020 Atlantic Premises by September 18, 2020, no further rent will accrue with respect to the 1020 Atlantic Premises after July 31, 2020. If Tenant fails to vacate, surrender and deliver exclusive possession of the 1020 Premises to Landlord with all of Tenant’s furniture fixtures, equipment and other personal property removed from the 1020 Atlantic Premises by September 18, 2020, then, without limitation as to any other rights and remedies of Landlord under the 1020 Atlantic Lease, at law or in equity, Tenant shall be deemed to be a holdover tenant in the 1020 Atlantic Premises subject to the terms and conditions of Article 16 of the 1020 Atlantic Lease, provided however, that, in addition to paying all other amounts due under the 1020 Atlantic Lease, commencing on September 19, 2020, Tenant shall pay to Landlord Base Rent for the 1020 Atlantic Premises in the amount of $30,061.68 per month or $1,002.06 per day until the date that Tenant and any subtenants or other occupants of the 1020 Atlantic Premises vacate and surrender the 1020 Atlantic Premises to Landlord with all of Tenant’s and any subtenants’ or other occupants’ furniture fixtures, equipment and other personal property removed from the 1020 Atlantic Premises.

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(b) The 1010 Atlantic Lease, and all subleases or other tenancies thereunder, including but not limited to, the Industrial Microbes Sublease shall terminate on September 30, 2020 (the “1010 Atlantic Termination Date”), subject to (i) the receipt by Landlord of the Balance of the Termination Consideration in accordance with the provisions of Section 2 above, and (ii) the vacating and surrendering to Landlord of the 1010 Atlantic Premises (except the Subleased Premises) by Tenant and any subtenants or other occupants of the 1010 Atlantic Premises, including but not limited to, Industrial Microbes, with Tenant’s and Industrial Microbes’ respective furniture, fixtures, equipment and other personal property removed from the 1010 Atlantic Premises (except from the Subleased Premises). Concurrently with the execution and delivery of this Agreement, Tenant shall deliver to Landlord, and cause Industrial Microbes to deliver to Landlord, copies of the Bay Area Disruptor Subleases in order for Landlord to identify the Subleased Premises that Tenant and Industrial Microbes will continue to occupy. Following the 1010 Atlantic Termination Date and notwithstanding any breach or default of this Agreement by any party hereto, Tenant shall have no right to occupy the 1010 Atlantic Premises except for that portion of the Subleased Premises subleased by Tenant pursuant to a Bay Area Disrupter Sublease, and Industrial Microbes shall have no right to occupy the 1010 Atlantic Premises except for that portion of the Subleased Premises subleased by Industrial Microbes pursuant to a Bay Area Disrupter Sublease. Except for the Subleased Premises, if Tenant or any subtenant or other occupant of the 1010 Atlantic Premises fails to vacate, surrender and deliver exclusive possession of the 1010 Atlantic Premises to Landlord with all of Tenant’s and any subtenants’ or other occupants’ furniture fixtures, equipment and other personal property removed from the 1010 Atlantic Premises by the 1010 Atlantic Termination Date, then, without limitation as to any other rights and remedies of Landlord under the 1010 Atlantic Lease, at law or in equity, Tenant shall be deemed to be a holdover tenant in the 1010 Atlantic Premises subject to the terms and conditions of Article 16 of the 1010 Atlantic Lease, provided however, that, in addition to paying all other amounts due under the 1010 Atlantic Lease, commencing on the day immediately following the 1010 Atlantic Termination Date, Tenant shall pay to Landlord Base Rent for the 1010 Atlantic Premises in the amount of $78,952.62 per month or $2,631.75 per day until the date that Tenant and any subtenants (including Industrial Microbes) or other occupants of the 1010 Atlantic Premises vacate and surrender the 1010 Atlantic Premises (other than the Subleased Premises) to Landlord with all of Tenant’s and any subtenants’ or other occupants’ furniture fixtures, equipment and other personal property removed from the 1010 Atlantic Premises (other than the Subleased Premises).

4. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) the Leases and this Agreement represent the entire agreement between Landlord and Tenant, (b) Tenant has not assigned or transferred either of the Leases or any interest of Tenant therein, except with respect to the Industrial Microbes Sublease, (c) all improvements or work to be performed by Landlord under the Leases has been performed, (d) Tenant has received all free rent or other rent credits, if any, to which Tenant is entitled under the Leases, (e) to Tenant’s knowledge, Landlord is not in default in any respect under either of the Lease and, as of the date of this Agreement, Tenant is not aware of any facts or circumstances which with the passage of time or the giving of notice, or both, would constitute a default by Landlord under either of the Leases, (f) to Tenant’s knowledge, Tenant does not have any defenses to its obligations under the Leases, (g) there are no offsets or credits against rent payable under either of the Leases, except for the Deferred Rent, which shall be paid to Landlord pursuant to Section 2 above, (h) Tenant delivered to Landlord’s predecessor-in-interest a Letter of Credit under the Leases in the amount of $78,000.00, and (i) Tenant acknowledges and agrees that: (1) the representations herein set forth constitute material consideration to Landlord in entering into this Agreement; (2) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (3) Landlord is relying on such representations in entering into this Agreement. Landlord hereby certifies and acknowledges that, (A) to Landlord’s knowledge, Tenant is not in default in any respect under either of the Leases and, as of the date of this Agreement, Landlord is not aware of any facts or circumstances which with the passage of time or the giving of notice, or both, would constitute a default by Tenant under either of the Leases, (B) Landlord has not assigned all or any portion of Landlord’s interest in the Leases, other than assignments of a security interest in the Leases in connection with any financing of the Project, and (C) Landlord is holding a Letter of Credit under the Leases in the amount of $78,000.00. Each party represents and warrants to the other that it has full power and authority to enter into this Agreement and that each signatory executing this Agreement on its behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

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5. Hazardous Materials. Tenant represents and warrants that from the date of the 1020 Atlantic Lease through and including the 1020 Atlantic Termination Date neither Tenant nor its agents, employees, contractors, licensees, subtenants, assignees, concessionaires, or invitees did or shall use, handle, store or dispose of any Hazardous Materials in, on, under or about the 1020 Atlantic Premises, except as expressly permitted under the 1020 Atlantic Lease. Tenant represents and warrants that Tenant has no knowledge that the representation and warranty contained in the immediately prior sentence has been breached by anybody occupying the 1020 Atlantic Premises during such period. Tenant represents and warrants that from the date of the 1010 Atlantic Lease through and including the 1010 Atlantic Termination Date neither Tenant nor its agents, employees, contractors, licensees, subtenants, assignees, concessionaires, or invitees did or shall use, handle, store or dispose of any Hazardous Materials in, on, under or about the 1010 Atlantic Premises, except as expressly permitted under the 1010 Atlantic Lease. Tenant represents and warrants that Tenant has no knowledge that the representation and warranty contained in the immediately prior sentence has been breached by anybody occupying the 1010 Atlantic Premises during such period.

6. Indemnification. Tenant shall indemnify, defend and hold Landlord, and each of Landlord’s partners, members, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, members, shareholders, officers, directors, managers and employees (collectively, “Indemnitees”) harmless from and against any and all claims, demands, liability, loss, damage or expenses (including, without limitation, reasonable attorneys’ fees and costs) and all damages, caused by, arising out of or related to (a) Tenant’s breach of the terms of this Agreement or the representations and warranties contained herein, (b) the presence of any Hazardous Materials on, under or about the 1020 Atlantic Premises or the 1010 Atlantic Premises as a result of the acts or omissions of the Tenant or its agents, employees, contractors, licensees, subtenants, assignees, concessionaires or invitees, (c) any injury to or death of persons or damage to the property of Tenant, Landlord or any other person or entity which occurred (i) during the term of the 1020 Atlantic Lease prior to the 1020 Atlantic Termination Date from any cause whatsoever, by reason of the use, occupancy or enjoyment of the 1020 Atlantic Premises by Tenant, except to the extent such injury, death or damage was caused by the gross negligence or willful misconduct of Landlord or (ii) during the term of the 1010 Atlantic Lease prior to the 1010 Atlantic Termination Date from any cause whatsoever, by reason of the use, occupancy or enjoyment of the 1010 Atlantic Premises by Tenant, except to the extent such injury, death or damage was caused by the gross negligence or willful misconduct of Landlord, or (d) any subtenant’s or assignee’s refusal to vacate and surrender the 1020 Atlantic Premises or the 1010 Atlantic Premises in accordance with Section 3 above. Tenant further agrees to indemnify, defend and hold Landlord harmless from all liability whatsoever on account of any mechanics’ or materialmens’ liens, claims or demands arising out of any labor performed or material supplied in connection with or benefiting the 1020 Atlantic Premises prior to the 1020 Atlantic Termination Date or the 1010 Atlantic Premises prior to the 1010 Atlantic Termination Date by or at the request of Tenant or its agents, employees, contractors, licensees, subtenants, assignees, concessionaires or invitees. For purposes of the indemnity provisions hereof, any acts or omission of Tenant, or by employees, agents, assignees, subtenants, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), but expressly excluding any acts or omissions by Landlord or Landlord’s employees, agents or invitees, shall be strictly attributable to Tenant. Tenant’s obligation to defend, indemnify and hold the Indemnitees harmless under this Section 6 shall survive the termination of the Leases and this Agreement.

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7. Release.

(a) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement, effective as of the 1010 Termination Date with respect to the 1010 Atlantic Lease, and the 1020 Termination Date with respect to the 1020 Atlantic Lease, Tenant fully and forever releases Landlord and each of its partners, members, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, members, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Tenant now has or may hereafter have against Landlord, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the 1010 Termination Date with respect to the 1010 Atlantic Lease, and the 1020 Termination Date with respect to the 1020 Atlantic Lease, excluding (i) Landlord’s obligations under this Agreement, and (ii) any obligations of Landlord that expressly survive the termination of the Leases.

(b) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement, effective as of the 1010 Termination Date with respect to the 1010 Atlantic Lease, and the 1020 Termination Date with respect to the 1020 Atlantic Lease, Landlord fully and forever releases Landlord and each of its partners, members, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, members, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Landlord now has or may hereafter have against Tenant, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the 1010 Termination Date with respect to the 1010 Atlantic Lease, and the 1020 Termination Date with respect to the 1020 Atlantic Lease, excluding (i) Tenant’s obligations under this Agreement, (ii) any obligations of Tenant that expressly survive the termination of the Leases.

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(c) Each of Landlord and Tenant hereby certifies that it has read and understood the provisions of California Civil Code, Section 1542 and has had the opportunity to consult with its own counsel regarding same. Tenant hereby waives any and all rights under California Civil Code, Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

8. Continuing Liability. Notwithstanding the termination of the 1020 Atlantic Lease and the release of liability provided for herein, Tenant shall remain liable, with respect to the period of its tenancy of the 1020 Atlantic Premises prior to the 1020 Atlantic Termination Date, for the performance of all of its obligations under the 1020 Atlantic Lease (including without limitation, Tenant’s indemnity obligations and Tenant’s obligation to pay rent and other charges), and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the 1020 Atlantic Lease. Notwithstanding the termination of the 1010 Atlantic Lease and the release of liability provided for herein, Tenant shall remain liable, with respect to the period of its tenancy of the 1010 Atlantic Premises prior to the 1010 Atlantic Termination Date, for the performance of all of its obligations under the 1010 Atlantic Lease (including without limitation, Tenant’s indemnity obligations and Tenant’s obligation to pay rent and other charges), and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the 1010 Atlantic Lease.

9. Access to the 1020 Atlantic Premises and the 1010 Atlantic Premises.

(a) In addition to Landlord’s access rights under the 1020 Atlantic Lease, from and after the date of this Agreement, Landlord and the New 1020 Atlantic Tenant shall have the right to enter the 1020 Atlantic Premises upon reasonable prior notice for the purpose of taking measurements and inspecting the 1020 Atlantic Premises as Landlord and the New 1020 Atlantic Tenant deem appropriate to prepare the 1020 Atlantic Premises for the New 1020 Atlantic Tenant under the New 1020 Atlantic Lease. Landlord and Tenant agree to cooperate with each other in scheduling access to the 1020 Atlantic Premises for such purposes.

(b) In addition to Landlord’s access rights under the 1010 Atlantic Lease, from and after the date of this Agreement, Landlord and the Bay Area Disruptor shall have the right to enter the 1010 Atlantic Premises upon reasonable prior notice for the purpose of taking measurements and inspecting the 1010 Atlantic Premises as Landlord and Bay Area Disruptor deem appropriate to prepare the 1010 Atlantic Premises for Bay Area Disruptor under the New 1010 Atlantic Lease. Landlord and Tenant agree to cooperate with each other in scheduling access to the 1010 Atlantic Premises for such purposes.

10. Landlord’s Exculpation. Notwithstanding anything to the contrary contained in this Agreement, Tenant agrees that its sole and exclusive remedy shall be against Landlord’s interest in the 1020 Atlantic Premises and the 1010 Atlantic Premises and that the obligations of Landlord under this Agreement do not constitute personal obligations of the individual partners, whether general or limited, members, directors, officers, shareholders or trustees of Landlord, and Tenant shall not seek recourse against the individual partners, members, directors, officers, shareholders or trustees of Landlord or any of their personal assets for the satisfaction of any liability with respect to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Landlord be liable under any circumstances for any consequential damages, including without limitation, lost profits.

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11. Brokers. Each of Landlord and Tenant hereby represents and warrants to the other that it has not entered into any agreement or taken any other action which might result in any obligation on the part of the other party to pay any brokerage commission, finder’s fee or other compensation with respect to this Agreement, and each of Landlord and Tenant agrees to indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by the other by reason of any breach or inaccuracy of such representation or warranty.

12. Submission. Submission of this Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Landlord and Tenant.

13. Authorization. Each party to this Agreement represents and warrants to the other party that all consents, approvals and authorizations necessary or required in connection with the transaction contemplated by this Agreement have been obtained.

14. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit, provided that the prevailing party complies with all notice requirements under applicable state law.

15. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of California.

16. Entire Agreement. This Agreement and the Leases constitute and are intended to constitute the entire agreement of the parties hereto concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof are superseded by this Agreement.

17. Counterparts; Facsimile, Electronic and Emailed Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Agreement transmitted by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns ad related entities.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord”

G&I IX MARINA VILLAGE RESEARCH PARK LP,
a Delaware limited partnership

By:	/s/ Valla Brown
Name:	Valla Brown
Title:	Vice President

“Tenant”

LINEAGE CELL tHERAPEUTICS, INC.,
a California corporation

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	President and CEO

By:	/s/ Brandi L. Roberts
Name:	Brandi L. Roberts
Title:	CFO

2 SIGNATURES REQUIRED FOR A CALIFORNIA CORPORATION.

Signature #1	Signature #2
Chairman of the Board	Secretary
President	Assistant Secretary
Vice-President	CFO (or Treasurer)
Assistant Treasurer

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